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                                                                    EXHIBIT 5.1



                                November 9, 2001


Vital Living Products, Inc.
5001 Smith Farm Road
Matthews, North Carolina  28104

Ladies and Gentlemen:

         You have requested our opinion regarding the legality of up to 14,242,249 shares (the "Shares") of the common stock, par value $.01 per share of Vital Living Products, Inc., a Delaware corporation (the "Company") issuable upon conversion of certain secured convertible debentures (the "Debentures") and the exercise of the warrants (the "Warrants") issued pursuant to the Securities Purchase Agreement dated February 23, 2001 between the Company and the buyers named therein (the "Purchase Agreement"). The Shares are those being registered pursuant to the Company's Registration Statement on Form SB-2 under the Securities Act of 1933 (Registration No. 333-_______) (the "Registration Statement") and which are to be offered, issued and sold as described in the Registration Statement.

         As your counsel, we have examined the Registration Statement and all amendments thereto filed to date, the Purchase Agreement, the Debentures, the Warrants, the amended and restated articles of incorporation, bylaws and other corporate records of the Company.

         Based upon the foregoing, it is our opinion that the Shares, when issued and sold as described in the Registration Statement in accordance with the terms of the Debentures and Warrants, will be legally issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "LEGAL MATTERS" in the Prospectus included as part of the Registration Statement.

                                 Very truly yours,

                                 /s/ KENNEDY COVINGTON LOBDELL & HICKMAN, L.L.P.


                                 KENNEDY COVINGTON LOBDELL & HICKMAN, L.L.P.